Exhibit 4.2

[NAME OF CERTIFICATES]SUPPLEMENT [20__-__]

between

STRUCTURED OBLIGATIONS COPROATION,
as Depositor

and

[                ],
as Trustee

[Name of Trust]

                              TABLE OF CONTENTS

                                                                            Page

Preliminary Statement........................................................1

Section 1.   Certain Defined Terms...........................................1

Section 2.   Creation and Declaration of Trust; Sale of Underlying

Section 5.   Certificate Stated Amount and Denominations; Additional

Exhibit A. -- Identification  of the  Underlying  Securities as of Closing Date
Exhibit B. -- Terms of the Certificates as of Closing Date
Exhibit C. -- Form of Certificates

[NAME OF CERTIFICATES] SUPPLEMENT [200__-__], dated as of [________, 20___] (this “Series Supplement”), between STRUCTURED OBLIGATIONS CORPORATION, a Delaware corporation, as depositor (the “Depositor”), and [                                   ], a national banking association, as trustee (the “Trustee”).

PRELIMINARY STATEMENT

        Pursuant to the Base Trust Agreement, dated as of [_____,20__] (the “Base Trust Agreement” and, as supplemented pursuant to the Series Supplement, the “Agreement”), between the Depositor and the Trustee, such parties may at any time and from time to time enter into a series supplement supplemental to the Base Trust Agreement for the purpose of creating a trust. Section 5.13 of the Base Trust Agreement provides that the Depositor may at any time and from time to time direct the Trustee to authenticate and deliver, on behalf of any such trust, a new Series of trust certificates. Each trust certificate of such new Series of trust certificates will represent a fractional undivided beneficial interest in such trust. Certain terms and conditions applicable to each such Series are to be set forth in the related series supplement to the Base Trust Agreement.

        Pursuant to this Series Supplement, the Depositor and the Trustee shall create and establish a new trust to be known as [Name of Trust], and a new Series of trust certificates to be issued thereby, which certificates shall be known as the [Name of Certificates], and the Depositor and the Trustee shall herein specify certain terms and conditions in respect thereof.

        The Certificates shall be [Fixed Rate] Certificates issued in [one Class] [___ Classes] (the “Certificates”).

        On behalf of and pursuant to the authorizing resolutions of the Board of Directors of the Depositor, an authorized officer of the Depositor has authorized the execution, authentication and delivery of the Certificates, and has authorized the Base Trust Agreement and this Series Supplement in accordance with the terms of Section 5.13 of the Base Trust Agreement.

        Section 1. Certain Defined Terms. (a) All terms used in this Series Supplement that are defined in the Base Trust Agreement, either directly or by reference therein, have the meanings assigned to such terms therein, except to the extent such terms are defined or modified in this Series Supplement or the context requires otherwise. The Base Trust Agreement also contains rules as to usage which shall be applicable hereto.

        (b) Pursuant to Article I of the Base Trust Agreement, the meaning of certain defined terms used in the Base Trust Agreement shall, when applied to the trust certificates of a particular Series, be as defined in Article I but with such additional provisions and modifications as are specified in the related series supplement. With respect to the Certificates, the following definitions shall apply:

        “ Acceleration”: The acceleration of the maturity of the Underlying Securities after the occurrence of any default on the Underlying Securities other than a Payment Default.

        “ Agreement”: Agreement shall have the meaning specified in the Preliminary Statement to this Series Supplement.

        “ Base Trust Agreement”: Base Trust Agreement shall have the meaning specified in the Preliminary Statement to this Series Supplement.

        “Business Day”: Any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law, executive order or governmental decree to be closed.

        “ Certificateholder”or“Holder”: With respect to any Certificate, the Holder thereof.

        “ Certificateholders”or“Holders”: The Holders of the Certificates.

        “ Closing Date”: [_______,20__].

        “Certificate Account”: With respect to this Series, the Eligible Account established and maintained by the Trustee in its corporate trust department in the Trustee’s name for the benefit of the related Certificateholders, into which all payments made on or with respect to the related Underlying Securities will be deposited.

        “Collection Period”: The period from (but excluding) the preceding Distribution Date (or, in the case of the first Distribution Date, from and including the Closing Date), through and including the current Distribution Date.

        “ Corporate Trust Office”: [______________] or such other corporate trust office as the Trustee shall designate in writing to the Depositor and the Certificateholders.

        “ Depositary”: [___________].

        “ Distribution Date”: Any Scheduled Distribution Date, the Maturity Date or any Underlying Securities Default Distribution Date [or any Underlying Securities Redemption Distribution Date].

        “Fixed Payment”: Each equal semiannual installment of interest payable on the Underlying Securities on each [________] and [________] or, if any such day is not a Business Day, then the immediately following Business Day, commencing on [_________, 20__] through and including [_________, 20__].

        “Interest Collections”: With respect to any Distribution Date, all payments received by the Trustee, during the Collection Period ending on such Distribution Date, in respect of (i) interest on the Underlying Securities and (ii) penalties or other amounts required to be paid because of late payments on the Underlying Securities.

        “ Maturity Date”: [_________, 20__].

        “Payment Default”: A default by the Underlying Securities Issuer in the payment of any amount due on the Underlying Securities after the same becomes due and payable (and the expiration of any applicable grace period on the Underlying Securities).

        “ Place of Distribution”: New York, New York.

        “ Rating Agency”: Each of [_____________], and [_____________], and any successor to either of the foregoing. References to "the Rating Agency" in the Agreement shall be deemed to be each such credit rating agency.

        “ Record Date”: With respect to any Distribution Date, the day immediately preceding such Distribution Date.

        “Scheduled Distribution Date”: The [_______] day of each [_______] and [_______] or, if any such day is not a Business Day, then the immediately following Business Day, commencing [_________, 20__], through and including [_________, 20__]; provided, however, that payment on each Scheduled Distribution Date shall be subject to prior payment of interest or principal, as applicable, on the Underlying Securities.

        “ Specified Currency”: United States Dollars.

        “ Trust”: [Name of Trust].

        “Trust Termination Event”: (a) the payment in full at maturity or upon early redemption of the Certificates or (b) the distribution of the proceeds received upon a recovery on the Underlying Securities (in the case of Payment Default, after deducting the costs incurred in connection therewith) after a Payment Default or an Acceleration thereof (or other default with respect to the Underlying Securities).

        “Underlying Securities”: As of the Closing Date, $[_______] aggregate principal amount of [________] issued by the Underlying Securities Issuer, sold to the Trustee by the Depositor and identified on Exhibit A hereto. Additional Underlying Securities may also be sold to the Trustee from time to time pursuant to Section 5 of this Series Supplement.

        “Underlying Securities Default Distribution Date”: The date on which the Trustee makes a distribution of the proceeds received in connection with a recovery on the Underlying Securities (in the case of Payment Default, after deducting any costs incurred in connection therewith) following a Payment Default or an Acceleration or other default with respect to the Underlying Securities.

        “ Underlying Securities Issuer”: [Name of Trust].

        “Underlying Securities Payment Date”: Unless the Extension Period is in effect, the [______] day of each [______] and [______], commencing on [______, 20__] and ending on [______, 20__]; provided, however, that if any Underlying Securities Payment Date would otherwise fall on a day that is not a Business Day, such Underlying Securities Payment Date will be the following Business Day.

        “ Underlying Securities Prospectus”: The prospectus of the Underlying Securities Issuer, dated [______, 20__], with respect to the Underlying Securities.

        [“Underlying Securities Redemption Distribution Date”: The date on which the Trustee makes a distribution of the proceeds received upon a redemption of Underlying Securities in accordance with their terms.]

        “ Underlying Securities Trustee”: The trustee for the Underlying Securities.

        “Voting Rights”: The Certificateholders shall have 100% of the total Voting Rights with respect to the Certificates, which Voting Rights shall be allocated among all Holders of Certificates in proportion to the stated amounts held by such Holders on any date of determination.

        Section 2. Creation and Declaration of Trust; Sale of Underlying Securities; Acceptance by Trustee. (a) The Trust, of which the Trustee is the trustee, is hereby created under the laws of the State of New York for the benefit of the holders of the Certificates. The Trust shall be irrevocable.

        (b) The Depositor, concurrently with the execution and delivery hereof and pursuant to Section 2.1 of the Base Trust Agreement, has delivered or caused to be delivered to the Trustee the Underlying Securities.

        (c) The Depositor does hereby sell, transfer, assign, set over and otherwise convey to the Trustee on behalf and for the benefit of the holders of the Certificates and the Trust, without recourse, the Underlying Securities. The Trustee shall pay the purchase price for the Underlying Securities by delivering to, or at the direction of, the Depositor, all of the Certificates on the Closing Date.

        (d) The Trustee hereby (i) acknowledges such sale, deposit and delivery, pursuant to subsections (b) and (c) above, and receipt by it of the Underlying Securities, (ii) accepts the trusts created hereunder in accordance with the provisions hereof and of the Base Trust Agreement but subject to the Trustee’s obligation, as and when the same may arise, to make any payment or other distribution of the assets of the Trust as may be required pursuant to this Series Supplement, the Base Trust Agreement and the Certificates, and (iii) agrees to perform the duties herein or therein required and any failure to receive reimbursement of expenses and disbursements under Section 11 hereof shall not release the Trustee from its duties herein or therein.

        Section 3. Designation. There is hereby created a Series of trust certificates to be issued pursuant to the Base Trust Agreement and this Series Supplement to be known as the “[Name of Certificates].” The Certificates shall be issued in one class, in the amount set forth in Section 5 and with the additional terms set forth in Exhibit B to this Series Supplement. The Certificates shall be issued in substantially the form set forth in Exhibit C to this Series Supplement with such necessary or appropriate changes as shall be approved by the Depositor and the Trustee, such approval to be manifested by the execution and authentication thereof by the Trustee. The Certificates shall evidence undivided ownership interests in the assets of the

Trust, subject to the liabilities of the Trust and shall be payable solely from payments or property received by the Trustee on or in respect of the Underlying Securities.

        Section 4. Date of the Certificates. The Certificates that are authenticated and delivered by the Trustee to or upon Depositor Order on the Closing Date shall be dated the Closing Date. All other Certificates that are authenticated after the Closing Date for any other purpose under the Agreement shall be dated the date of their authentication.

        Section 5. Certificate Stated Amount and Denominations; Additional Underlying Securities. On the Closing Date, up to [______] Certificates with a stated amount of $[______] may be authenticated and delivered under the Base Trust Agreement and this Series Supplement. The stated amount shall equal the initial principal amount of Underlying Securities sold to the Trustee and deposited in the Trust. Such stated amount shall be calculated without regard to Certificates authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Certificates pursuant to Sections 5.3, 5.4 or 5.5 of the Base Trust Agreement. The Depositor may sell to the Trustee additional Underlying Securities on any date hereafter upon at least [five (5)] Business Days notice to the Trustee and upon (i) satisfaction of the Rating Agency Condition and (ii) delivery of an Opinion of Counsel to the effect that the sale of such additional Underlying Securities will not materially increase the likelihood that the Trust would fail to qualify as a grantor trust under the Code. Upon such sale to the Trustee, the Trustee shall deposit such additional Underlying Securities in the Certificate Account, and shall authenticate and deliver to the Depositor, or its order, Certificates in a stated amount equal to the principal amount of such additional Underlying Securities. Any such additional Certificates authenticated and delivered shall rank pari passu with any Certificates previously issued in accordance with this Series Supplement.

        Section 6. Currency of the Certificates. All distributions on the Certificates will be made in the Specified Currency.

        Section 7. Form of Securities. The Trustee shall execute and deliver the Certificates in the form of one or more global certificates registered in the name of [Depositary] or its nominee.

        Section 8. Distributions.

        (a) On each Scheduled Distribution Date, the Trustee shall distribute to the Certificateholders the related [Fixed Payment], to the extent of Interest Collections, and on the Maturity Date shall distribute to the Certificateholders the stated amount of the Certificates (in the amount of $[______]) to the extent the principal of the Underlying Securities is received by the Trustee on such date, and all other amounts held in the Trust; provided, however, if any such payment with respect to the Underlying Securities is made to the Trustee after the Underlying Securities Payment Date on which such payment was due, the Trustee shall distribute such amount received on the Business Day following such receipt.

        (b) In the event of a Payment Default, the Trustee shall [proceed against the Underlying Securities Issuer on behalf of the Certificateholders to enforce the Underlying Securities or otherwise to protect the interests of the Certificateholders, subject to the receipt of indemnity in form and substance satisfactory to the Trustee; provided that, holders of the Certificates representing a majority of the Voting Rights on the Certificates will be entitled to direct the Trustee in any such proceeding or direct the Trustee to sell the Underlying Securities, subject to the Trustee’s receipt of satisfactory indemnity.] [distribute the Underlying Securities in-kind to holders of the Certificates on a pro-rata basis according to the stated amount of Certificates held].

        (c) In the event that the Trustee receives money or other property in respect of the Underlying Securities (other than a scheduled payment on or with respect to an interest payment date) as a result of a Payment Default on the Underlying Securities (including from the sale thereof), the Trustee will promptly give notice as provided in Section 16(c) to the Depositary, or for any Certificates which are not then held by [Depositary] or any other depository, directly to the registered holders of the Certificates then outstanding and unpaid. Such notice shall state that, not later than 30 days after the receipt of such moneys or other property, the Trustee will allocate and distribute such moneys or other property to the holders of Certificates then outstanding and unpaid, pro rata by stated amount (after deducting the costs incurred in connection therewith and subject to clause (l) of this Section 8). Property other than cash will be liquidated by the Trustee, and the proceeds thereof distributed in cash, only to the extent necessary to avoid distribution of fractional securities to Certificateholders. In-kind distribution of Underlying Securities to Certificateholders will be deemed to reduce the stated amount of Certificates on a dollar-for-dollar basis. Following such in kind distribution, all Certificates will be cancelled. Other than as provided in clause (l) below, no amounts will be distributed to the Depositor in respect of the Underlying Securities.

        (d) Distributions to the Certificateholders on each Distribution Date will be made to the Certificateholders of record on the Record Date.

        (e) All distributions to Certificateholders shall be allocated pro rata among the Certificates based on their respective stated amount as of the Record Date.

        (f) Notwithstanding any provision of the Agreement to the contrary, to the extent funds are available, the Trustee will initiate payment in immediately available funds by 10:00 A.M. (New York City time) on each Distribution Date of all amounts payable to each Certificateholder with respect to any Certificate held by such Certificateholder or its nominee (without the necessity for any presentation or surrender thereof or any notation of such payment thereon) in the manner and at the address as each Certificateholder may from time to time direct the Trustee in writing [_______] days prior to such Distribution Date requesting that such payment will be so made and designating the bank account to which such payments shall be so made. The Trustee shall be entitled to rely on the last instruction delivered by the Certificateholder pursuant to this Section 8(f) unless a new instruction is delivered [_______] days prior to a Distribution Date.

        (g) [ Upon receipt by the Trustee of a notice that all or a portion of the Underlying Securities are to be redeemed, the Trustee shall select by lot for redemption a stated amount of Certificates equal to the principal amount of the Underlying Securities to be redeemed and establish the Underlying Securities Redemption Distribution Date. Notice of such redemption shall be given by the Trustee to the registered Certificateholders not less than

[_______] days prior to the Underlying Securities Redemption Distribution Date by mail to each registered Certificateholder at such registered Certificateholder’s last address on the register maintained by the Trustee; provided, however, that the Trustee shall not be required to give any notice of redemption prior to the third Business Day after the date it receives notice of such redemption.]

        (h) The holder of a Certificate which is redeemed will receive, on the Underlying Securities Redemption Distribution Date, a payment equal to its pro rata share of the distributions made on the Underlying Securities [pursuant to an Optional Redemption or a Special Event Redemption as set forth above].

        (i) The rights of the Certificateholders to receive distributions in respect of the Certificates, and all interests of the Certificateholders in such distributions, shall be as set forth in this Series Supplement. The Trustee shall in no way be responsible or liable to the Certificateholders nor shall any Certificateholder in any way be responsible or liable to any other Certificateholder in respect of amounts previously distributed on the Certificates based on their respective stated amounts.

        Section 9. Termination of Trust. (a) The Trust shall terminate upon the occurrence of any Trust Termination Event.

        (b) Except for any reports and other information required to be provided to Certificateholders hereunder and under the Base Trust Agreement and except as otherwise specified herein and therein, the obligations of the Trustee will terminate upon the distribution to Certificateholders of all amounts required to be distributed to them and the disposition of all Underlying Securities held by the Trustee. The Trust shall thereupon terminate, except for surviving rights of indemnity.

        Section 10. Limitation of Powers and Duties. (a) The Trustee shall administer the Trust and the Underlying Securities solely as specified herein and in the Base Trust Agreement.

        (b) The Trust is constituted solely for the purpose of acquiring and holding the Underlying Securities. The Trustee is not authorized to acquire any other investments or engage in any activities not authorized herein and, in particular, unless expressly provided in the Agreement, the Trustee is not authorized (i) to sell, assign, transfer, exchange, pledge, set-off or otherwise dispose of any of the Underlying Securities, once acquired, or interests therein, including to Certificateholders, (ii) to merge or consolidate the Trust with any other entity, or (iii) to do anything that would materially increase the likelihood that the Trust will fail to qualify as a grantor trust for United States federal income tax purposes. In addition, the Trustee has no power to create, assume or incur indebtedness or other liabilities in the name of the Trust other than as contemplated herein and in the Base Trust Agreement.

        (c) The parties acknowledge that the Trustee, as the holder of the Underlying Securities, has the right to vote and give consents and waivers in respect of the Underlying Securities and enforce the other rights, if any, of a holder of the Underlying Securities, except as otherwise limited by the Base Trust Agreement or this Series Supplement. In the event that the

Trustee receives a request from the Underlying Securities Trustee, the Underlying Securities Issuer or, if applicable, the Depositary with respect to the Underlying Securities, for the Trustee’s consent to any amendment, modification or waiver of the Underlying Securities, or any document relating thereto, or receives any other solicitation for any action with respect to the Underlying Securities, the Trustee shall within two (2) Business Days mail a notice of such proposed amendment, modification, waiver or solicitation to each Certificateholder of record as of the date of such request. The Trustee shall request instructions from the Certificateholders as to what action to take in response to such request and shall be protected in taking no action if no direction is received. Except as otherwise provided herein, the Trustee shall consent or vote, or refrain from consenting or voting, in the same proportion (based on the stated amounts of the Certificates) as the Certificates of the Trust were actually voted or not voted by the Holders thereof as of the date determined by the Trustee prior to the date such vote or consent is required; provided, however, that, notwithstanding anything to the contrary in the Base Trust Agreement or this Series Supplement, the Trustee shall at no time vote in favor of or consent to any matter (i) which would alter the timing or amount of any payment on the Underlying Securities (including, without limitation, any demand to accelerate the Underlying Securities) or (ii) which would result in the exchange or substitution of any Underlying Security whether or not pursuant to a plan for the refunding or refinancing of such Underlying Security, except in each case with the unanimous consent of the Certificateholders. The Trustee shall have no liability for any failure to act or to refrain from acting resulting from the Certificateholders’ late return of, or failure to return, directions requested by the Trustee from the Certificateholders.

        (d) Notwithstanding any provision of the Agreement to the contrary, the Trustee may require from the Certificateholders prior to taking any action at the direction of the Certificateholders, an indemnity agreement of a Certificateholder or any of its Affiliates to provide for security or indemnity against the costs, expenses and liabilities the Trustee may incur by reason of any such action. An unsecured indemnity agreement, if acceptable to the Trustee, shall be deemed to be sufficient to satisfy such security or indemnity requirement.

        (e) Notwithstanding any provision of the Agreement to the contrary, the Trustee shall act as the sole Authenticating Agent, Paying Agent and Registrar.

        Section 11. Compensation of Trustee. The Trustee shall be entitled to receive from the Depositor as compensation for its services hereunder, trustee’s fees pursuant to a separate agreement between the Trustee and the Depositor, and shall be reimbursed for all reasonable expenses, disbursements and advances incurred or made by it (including the reasonable compensation, disbursements and expenses of its counsel and other persons not regularly in its employ). The Depositor shall indemnify and hold harmless the Trustee and its successors, assigns, agents and servants against any and all loss, liability or reasonable expense (including attorney’s fees) incurred by it in connection with the administration of this trust and the performance of its duties thereunder. The Trustee shall notify the Depositor promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Depositor shall not relieve the Depositor of its obligations hereunder. The Depositor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith. The indemnities contained in this Section 11 shall survive the resignation or termination of the Trustee or the termination of this Agreement.

        Failure by the Depositor to pay, reimburse or indemnify the Trustee shall not entitle the Trustee to any payment, reimbursement or indemnification from the Trust, nor shall such failure release either the Trustee from the duties it is required to perform under this Series Supplement. Any unpaid, unreimbursed or unindemnified amounts shall not be borne by the Trust and shall not constitute a claim against the Trust, but shall be borne by the Trustee in its individual capacity, and the Trustee shall have no recourse against the Trust with respect thereto.

        Section 12. Modification or Amendment. The Trustee shall not enter into any modification or amendment of the Base Trust Agreement or this Series Supplement unless such modification or amendment is in accordance with Section 10.1 of the Base Trust Agreement. Pursuant to Section 5 of this Series Supplement, the Depositor may sell to the Trustee additional Underlying Securities from time to time without violation or trigger of this Section 12.

        Section 13. Accounting. Pursuant to Section 4.2 of the Base Trust Agreement, Reports to Certificateholders, the Trustee shall cause the statements to be prepared and forwarded as provided therein.

        Section 14. No Investment of Amounts Received on Underlying Securities. All amounts received on or with respect to the Underlying Securities shall be held uninvested by the Trustee.

        Section 15. No Event of Default. There shall be no Events of Default defined with respect to the Certificates.

        Section 16. Notices. (a) All directions, demands and notices hereunder and under the Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered or mailed by first class mail, postage prepaid or by express delivery service or by certified mail, return receipt requested or delivered in any other manner specified herein, (i) in the case of the Depositor, to [Name and Address of First Union Entity], Attention: [_______], or such other address as may hereafter be furnished to the Trustee in writing by the Depositor, and (ii) in the case of the Trustee, to [Name and Address of Trustee], Attention: [_______], or such other address as may hereafter be furnished to the Depositor in writing by the Trustee.

        (b) For purposes of delivering notices to the Rating Agency under Section 10.07 of the Base Trust Agreement, Notice to Rating Agency, or otherwise, such notices shall be mailed or delivered as provided in such Section 10.07, Notice to Rating Agency, to: [Names and Addresses of Rating Agencies]; or such other address as the Rating Agency may designate in writing to the parties hereto.

        (c) In the event a Payment Default or an Acceleration occurs, the Trustee shall promptly give notice to the Depositary or, for any Certificates which are not then held by the Depositary or any other depository, directly to the registered holders of the Certificates thereof. Such notice shall set forth (i) the identity of the issue of Underlying Securities, (ii) the date and nature of such Payment Default or Acceleration, (iii) the principal amount of the interest or principal in default, (iv) the Certificates affected by the Payment Default or Acceleration, and (v) any other information which the Trustee may deem appropriate.

        (d) Notwithstanding any provisions of the Agreement to the contrary, the Trustee shall deliver all notices or reports required to be delivered to or by the Trustee or the Depositor to the Certificateholders without charge to such Certificateholders.

        Section 17. Access to Certain Documentation. Access to documentation regarding the Underlying Securities will be afforded without charge to any Certificateholder so requesting pursuant to Section 3.17 of the Base Trust Agreement, Access to Certain Documentation. Additionally, the Trustee shall provide at the request of any Certificateholder without charge to such Certificateholder the name and address of each Certificateholder of Certificates hereunder as recorded in the Certificate Register for purposes of contacting the other Certificateholders with respect to their rights hereunder or for the purposes of effecting purchases or sales of the Certificates, subject to the transfer restrictions set forth herein.

        Section 18. [Advances. There is no Administrative Agent specified herein; hence no person (including the Trustee) shall be permitted or obligated to make Advances as described in Section 4.3 of the Base Trust Agreement, Advances.]

        Section 19. Ratification of Agreement. With respect to the Series issued hereby, the Base Trust Agreement (including the grant of a security interest in Section 10.8 of the Base Trust Agreement with respect to the Underlying Securities conveyed hereunder), as supplemented by this Series Supplement, is in all respects ratified and confirmed, and the Base Trust Agreement as so supplemented by this Series Supplement shall be read, taken and construed as one and the same instrument. To the extent there is any inconsistency between the terms of the Base Trust Agreement and this Series Supplement, the terms of this Series Supplement shall govern.

        Section 20. Counterparts. This Series Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

        Section 21. Governing Law. This Series Supplement and each Certificate issued hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely therein without reference to such State’s principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

        Section 22. Certificate of Compliance. The Depositor shall deliver to the Trustee on or prior to [______] of each year prior to a Trust Termination Event the Officer’s Certificate as to compliance as required by Section 6.1(b) of the Base Trust Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Series Trust Agreement to be executed by their respective duly authorized officers as of the date first above written.

STRUCTURED OBLIGATIONS CORPORATION

By: Authorized Signatory

[ ] as Trustee and Authenticating Agent

By: Responsible Officer

EXHIBIT A

IDENTIFICATION OF THE UNDERLYING SECURITIES AS OF CLOSING DATE

Issuer:	[Name of Issuer of Underlying Securities]

Underlying Securities:	[______]

Maturity Date/Final Distribution Date:	[_______, 20__]

Original Principal Amount Issued:	$[_________]

CUSIP No.:	[_________]

Stated Interest Rate:	[_____]% per annum

Interest Payment Dates:	[______] and [______]

Optional Redemption:	[Include as applicable]

Principal Amount of Underlying Securities Deposited Under Trust Agreement:	$[___________]

The Underlying Securities will be held by the Trustee as book-entry credits to an account of the Trustee or its agent at [Depositary].

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EXHIBIT B

TERMS OF THE CERTIFICATES AS OF CLOSING DATE

Maximum Number of [Name of Certificates]	Up to [_________]

Aggregate Stated Amount of [Name of Certificates]:	$[__________]

Authorized Denomination:	$[___] and integral multiples thereof

Rating Agencies:	[_________]

Closing Date:	[________, 20__]

Distribution Dates:	[_________] and [_________], the Maturity Date, [any Underlying Securities Redemption Distribution Date] or any Underlying Securities Default Distribution Date.

Interest Rate:	[____]% (subject to deferral of interest)

Maturity Date/ Final Distribution Date:	[________, 20__]

Record Date:	With respect to any Distribution Date, the day immediately preceding such Distribution Date.

Trustee's Fees:	[The Trustee's fees shall be payable by the Depositor pursuant to a separate fee agreement between the Trustee and the Depositor.

Initial Certificate Registrar:	[______________]

Corporate Trust Office:	[______________]

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EXHIBIT C

FORM OF CERTIFICATES

THIS CERTIFICATE REPRESENTS AN UNDIVIDED INTEREST IN THE TRUST AND DOES NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND IS NOT GUARANTEED BY THE DEPOSITOR OR THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE DEPOSITED ASSETS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR ANY OTHER PERSON.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF [DEPOSITARY] OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF [DEPOSITARY] (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF [DEPOSITARY]), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CERTIFICATE NUMBER [____] CUSIP: [_______]	[_______] Certificates $[_______] Certificate Stated Amount

[NAME OF CERTIFICATES]

evidencing an undivided interest in the Trust, as defined below, the assets of which include [Name of Underlying Securities].

This Certificate does not represent an interest in or obligation of the Depositor or any of its affiliates.

         THIS CERTIFIES THAT Cede & Co. is the registered owner of a nonassessable, fully-paid, fractional undivided interest in [Name of Trust] (the "Trust") formed by STRUCTURED OBLIGATIONS CORPORATION, as depositor (the "Depositor").

        The Trust was created pursuant to a Base Trust Agreement, dated as of [_____, 20__] (as amended and supplemented, the “Agreement”), between the Depositor and [                ], a national banking association, not in its individual capacity but solely as Trustee (the “Trustee”), as supplemented by the [Title of Series Supplement], dated as of [_______, 20__] (the “Series Supplement” and, together with the Agreement, the “Trust Agreement”), between the Depositor and the Trustee. This Certificate does not purport to summarize the Trust Agreement and reference is hereby made to the Trust Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and obligations of the Trustee with respect hereto. A copy of the Trust Agreement may be

C-1

obtained from the Trustee by written request sent to the Corporate Trust Office. Capitalized terms used but not defined herein have the meanings assigned to them in the Trust Agreement.

        This Certificate is one of the duly authorized Certificates designated as “[Name of Certificates]” (herein called the “Certificate” or “Certificates”). This Certificate is issued under and is subject to the terms, provisions and conditions of the Trust Agreement, to which Trust Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. The assets of the Trust include the Underlying Securities and all proceeds of the Underlying Securities. Additional Underlying Securities may be sold to the Trustee and additional Certificates may be authenticated and delivered from time to time as provided in the Trust Agreement, which additional Certificates shall rank pari passu with all other Certificates issued in accordance with the Series Supplement.

        Under the Trust Agreement, there shall be distributed on the dates specified in the Trust Agreement (a “Distribution Date”), to the person in whose name this Certificate is registered at the close of business on the related Record Date, such Certificateholder’s fractional undivided interest in the amount of distributions of the Underlying Securities to be distributed to Certificateholders on such Distribution Date. The Underlying Securities will pay interest on [_______] and [_______] of each year with the next interest payment date occurring on [_______, 20__]. The principal of the Underlying Securities is scheduled to be paid on [_______, 20__].

        The distributions in respect of this Certificate are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts as set forth in the Series Trust Agreement.

        [It is the intent of the Depositor and the Certificateholders that the Trust will be classified as a grantor trust under subpart E, Part I of subchapter J of the Internal Revenue Code of 1986, as amended. Except as otherwise required by appropriate taxing authorities, the Depositor and the Trustee, by executing the Trust Agreement, and each Certificateholder, by acceptance of a Certificate, agrees to treat, and to take no action inconsistent with the treatment of, the Certificates for such tax purposes as interests in a grantor trust and the provisions of the Trust Agreement shall be interpreted to further this intention of the parties.]

        Each Certificateholder, by its acceptance of a Certificate, covenants and agrees that such Certificateholder shall not, prior to the date which is one year and one day after the termination of the Trust Agreement, acquiesce, petition or otherwise invoke or cause the Depositor to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Depositor under any federal or state bankruptcy, insolvency, reorganization or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Depositor or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Depositor.

        The Trust Agreement permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

C-2

        Unless the certificate of authentication hereon shall have been executed by an authorized officer of the Trustee by manual signature, this Certificate shall not entitle the Holder hereof to any benefit under the Trust Agreement or be valid for any purpose.

        A copy of the Trust Agreement is available upon request and all of its terms and conditions are hereby incorporated by reference and made a part hereof.

        THIS CERTIFICATE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

C-3

        IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by its manual or facsimile signature.

[ ], not in its individual capacity but solely as Trustee and Authenticating Agent

By: Authorized Signatory